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                                                                EXECUTION COPY

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                              AGREEMENT OF MERGER

                   dated as of the 9th day of October, 1997

                                 by and among

                      ADVANCED COMMUNICATIONS GROUP, INC.
                                   (Parent)

                                      and

                ADVANCED COMMUNICATIONS GROUP ACQUISITION, INC.
                                    (Newco)

                                      and

                         ADVANCED COMMUNICATIONS CORP.
                                   (Old ACG)


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                               TABLE OF CONTENTS


1.  DEFINITIONS...............................................................3

2.  THE MERGER................................................................5
    2.1   Delivery and Filing of Articles of Merger...........................5
    2.2   Effective Time of the Merger........................................6
    2.3   Restated Certificate of Incorporation, By-laws and Board of
          Directors of the Surviving Corporation..............................6
    2.4   Certain Information With Respect to the Capital Stock of Old
          ACG, Parent and Newco...............................................6
    2.5   Effect of Merger....................................................7

3.  CONVERSION OF STOCK.......................................................7

4.  DELIVERY OF MERGER CONSIDERATION AND TREATMENT OF
    OUTSTANDING OPTIONS, ETC.; REVERSE STOCK SPLIT AND SECTION 351
    EXCHANGE PLAN.............................................................7
    4.1   Effective Time......................................................7
    4.2   Certificates........................................................8
    4.3   Reverse Stock Split.................................................8
    4.4   Section 351 Exchange Plan...........................................8

5.  CLOSING...................................................................8

6.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    OLD ACG...................................................................9
    6.1   Due Organization....................................................9
    6.2   Authorization.......................................................9
    6.3   Capital Stock of Old ACG............................................9
    6.4   Transactions in Capital Stock......................................10
    6.5   Financial Statements...............................................10
    6.6   Conformity with Law; Litigation....................................10
    6.7   Tax Matters........................................................11
    6.8   No Violations......................................................11
    6.9   Absence  of Changes................................................12
    6.10  Disclosure.........................................................12
    6.11  Draft Registration Statement.......................................12

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7.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
    PARENT AND NEWCO.........................................................12
    7.1   Due Organization...................................................13
    7.2   Authorization......................................................13
    7.3   Capital stock......................................................13
    7.4   Transactions in Capital Stock, Organization Accounting.............13
    7.5   Subsidiaries.......................................................14
    7.6   Financial Statements...............................................14
    7.7   Liabilities and Obligations........................................14
    7.8   Conformity with Law; Litigation....................................14
    7.9   No Violations......................................................14
    7.10  Parent Securities..................................................15
    7.11  Business; Real Property; Material Agreement........................15

8.  OTHER COVENANTS PRIOR TO CLOSING.........................................15
    8.1   Access and Cooperation; Due Diligence..............................15
    8.2   Conduct of Business Pending Closing................................16
    8.3   Prohibited Activities..............................................17
    8.4   Amendment of Schedules.............................................17
    8.5   Compliance with the Hart-Scott-Rodino Antitrust Improvements
          Act of 1976 (the "Hart-Scott Act").................................17
    8.6   Further Assurance..................................................18

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF OLD ACG...........................18
    9.1   Representations and Warranties Performance of Obligations..........18
    9.2   Satisfaction.......................................................18
    9.3   No Litigation......................................................18
    9.4   Consents and Approvals.............................................19
    9.5   No Material Adverse Change.........................................19
    9.6   Closing of IPO.....................................................19

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO..................19
    10.1  Representations and Warranties; Performance of Obligations.........19
    10.2  No Litigation......................................................19
    10.3  No Material Adverse Effect.........................................19
    10.4  Satisfaction.......................................................19
    10.5  Consents and Approvals.............................................20
    10.6  FIRPTA Certificate.................................................20
    10.7  Closing of IPO.....................................................20

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11. ADDITIONAL COVENANTS OF PARENT AFTER CLOSING.............................20
    11.1  Rule 144 Filing....................................................20

12. TERMINATION OF AGREEMENT.................................................20
    12.1  Termination........................................................20
    12.2  Liabilities in Event of Termination................................21

13. INVESTMENT REPRESENTATIONS...............................................21
    13.1  Compliance With Law................................................21

14. REGISTRATION RIGHTS......................................................22
    14.1  PiggyBack Registration Rights......................................22
    14.2  Demand Registration Rights.........................................22
    14.3  Registration Procedures............................................23
    14.4  Other Registration Matters.........................................25
    14.5  Indemnification....................................................26
    14.6  Contribution.......................................................29
    14.7  Availability of Rule 144...........................................30

15. GENERAL..................................................................30
    15.1  Cooperation........................................................30
    15.2  Successors and Assigns.............................................30
    15.3  Entire Agreement...................................................30
    15.4  Counterparts.......................................................31
    15.5  Brokers and Agents.................................................31
    15.6  Expenses...........................................................31
    15.7  Notices............................................................31
    15.8  Exercise of Rights and Remedies....................................32
    15.9  Time...............................................................32
    15.10 Reformation and Severability.......................................32
    15.11 Remedies Cumulative................................................32
    15.12 Captions...........................................................32
    15.13 Public Statements..................................................32
    15.14 Amendments and Waivers.............................................33

                              AGREEMENT OF MERGER

    THIS AGREEMENT OF MERGER (the "Agreement") is made as of the 9th day of October, 1997, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997 ("Parent"), ADVANCED COMMUNICATIONS GROUP ACQUISITION, INC., a Delaware corporation ("Newco") and ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996 ("Old ACG").

                                    RECITALS

         WHEREAS, Old ACG has entered into agreements for, or negotiated the terms of, the acquisition by merger, asset purchase or stock purchase of ten companies (or interests therein) engaged in various aspects of the telecommunications industry ("Founding Companies") for voting capital stock and other consideration; and

         WHEREAS, Old ACG intended to close the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

         WHEREAS, the executive officers of Old ACG have determined that it is desirable for licensing and other regulatory purposes to restructure the acquisitions of the Founding Companies; and

         WHEREAS, as the initial step in the implementation of the restructured proposal, Old ACG formed Parent as a new Delaware corporation in September 1997 to serve as the vehicle for the acquisition of the Founding Companies and Old ACG substantially contemporaneously with the consummation of an initial underwritten public offering ("IPO") of Common Stock, $.0001 par value, of Parent ("Parent Stock") at the price to the public reflected in the final prospectus of Parent relating to the IPO ("IPO Price"); and

         WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the Founding Companies and Old ACG, will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Parent in exchange for voting capital stock of Parent and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Parent, under circumstances that will constitute a tax-free transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"), to the extent of their receipt of voting capital stock of Parent; and

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         WHEREAS, substantially contemporaneously with the execution of this
    Agreement and in order to document the integrated Section 351 exchange plan contemplated herein, (a) Old ACG, the other Founding Companies, their stockholders and others are amending and restating their respective acquisition agreements; and (b) Parent and Old ACG are entering into this Agreement pursuant to which Old ACG will become a wholly-owned subsidiary of Parent substantially contemporaneously with the consummation of the IPO; and

         WHEREAS, it is contemplated that prior to the consummation of the IPO, Old ACG will effect an approximately one for two reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Parent by the managing underwriters in the IPO and the anticipated IPO Price; and

         WHEREAS, the IPO and the acquisitions of the Founding Companies and Old ACG are described in the Registration Statement on Form S-1 of Parent (draft of October 2, 1997), a copy of which is attached to this Agreement as Annex I ("Draft Registration Statement"); and

         WHEREAS, Newco is a corporation recently organized under the laws of the State of Delaware solely for the purpose of completing the transaction set forth herein, and Newco is a wholly-owned subsidiary of Parent; and

         WHEREAS, the respective Boards of Directors of Newco and of Old ACG (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into Old ACG ("Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware; and

         WHEREAS, stockholders of Old ACG are the owners of 21,764,250 shares of Common Stock, $.00001 par value, of Old ACG ("Old ACG Stock"); and

         WHEREAS, in the Merger each issued and outstanding shares of Old ACG Stock will be converted into one share of Parent Stock; and

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

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1.  DEFINITIONS

         Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement.

    "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

    "Balance Sheet Date" has the meaning set forth in Section 6.5.

    "Certificate of Merger" means the Certificate of Merger with respect to the Merger substantially in the form attached as Annex III, with such changes therein as may be required by applicable state law.

    "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

    "Closing" has the meaning set forth in Section 5.

    "Closing Date" has the meaning set forth in Section 5.

    "Code" has the meaning set forth in the fifth recital of this Agreement.

    "Constituent Corporations" has the meaning set forth in the tenth recital of this Agreement.

    "Demand Registration" is defined in Section 14.2.

    "DGCL" means the General Corporation Law of the State of Delaware.

    "Draft Registration Statement" has the meaning set forth in the eighth recital of this Agreement.

    "Effective Time" means the time as of which the Merger becomes effective, which shall, in any case, occur on the Closing Date.

    "Founding Companies" has the meaning set forth in the first recital of this Agreement.

    "Founding Stockholders" has the meaning set forth in Section 14.2.

    "Hart-Scott Act" has the meaning set forth in Section 8.5.

    "IPO" has the meaning set forth in the fourth recital of this Agreement.

    "IPO Price" has the meaning set forth in the fourth recital of this Agreement.

    "Material Adverse Effect" has the meaning set forth in Section 6.1.

    "Material Documents" has the meaning set forth in Section 6.8.

    "Merger" has the meaning set forth in the tenth recital of this Agreement.

    "Newco" has the meaning set forth in the first paragraph of this Agreement.

    "Newco Stock" means the common stock, par value $.01 per share, of Newco.

    "Old ACG" has the meaning set forth in the first paragraph of this Agreement.

    "Old ACG Stock" has the meaning set forth in the eleventh recital of this Agreement.

    "Parent" has the meaning set forth in the first paragraph of this Agreement.

    "Parent Documents" has the meaning set forth in Section 7.9.

    "Parent Stock" has the meaning set forth in the fourth recital of this Agreement.

    "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust or other unincorporated organization.

    "Registrable Securities" means the shares of Parent Stock issuable in the Merger.

    "Restricted Securities" has the meaning set forth in Section 13.

    "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

    "Reverse Stock Split" has the meaning set forth in Section 4.3.

    "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

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    "SEC" means the United States Securities and Exchange Commission.

    "Section 351 Exchange Plan" means the Section 351 Exchange Plan in the form of Annex II.

    "Stockholders" means the holders of record of all the issued and outstanding shares of Old ACG Stock.

    "Subsidiaries" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

    "Surviving Corporation" shall mean Old ACG as the surviving corporation in the Merger.

    "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes or assessments, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

    "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.  THE MERGER

    2.1 Delivery and Filing of Articles of Merger. The Constituent Corporations will cause (i) the Certificate of Merger to be signed, verified and filed with the Secretary of State of the State of Delaware and (ii) photocopies of a stamped receipt copy of such filing to be delivered to Parent on the Closing Date.

    2.2 Effective Time of the Merger. At the Effective Time of the Merger, Newco shall be merged with and into Old ACG, in accordance with the Certificate of Merger, the separate existence of Newco shall cease, and Old ACG shall be the surviving corporation in the Merger. Old ACG is sometimes hereinafter referred to as the Surviving Corporation.

    2.3 Restated Certificate of Incorporation, By-laws and Board of Directors of the Surviving Corporation. At the Effective Time:

         (i) the Restated Certificate of Incorporation of Old ACG, as amended as contemplated by the Certificate of Merger, shall be the Restated Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

         (ii) the By-laws of Old ACG then in effect shall become the By-laws of the Surviving Corporation until they shall thereafter be further amended;

         (iii) the members of the Board of Directors of Old ACG shall remain the members of the Board of Directors of the Surviving Corporation after the Effective Time until their successors shall have been elected and qualified; and

         (iv) the officers of Old ACG immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities.

    2.4 Certain Information With Respect to the Capital Stock of Old ACG, Parent and Newco. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Old ACG, Parent and Newco as of the date of this Agreement are as follows:

         (i) the authorized, issued and outstanding capital stock of Old ACG (including voting rights) is as set forth on Schedule 2.4(i);

         (ii) the authorized, issued and outstanding capital stock of Parent (including voting rights) is as set forth in Schedule 2.4(ii); and

         (iii) the authorized capital stock of Newco consists of 1,000 shares of common stock, par value $.01, of which 1,000 shares are issued and outstanding and entitled to one vote per share on all matters submitted to stockholders.

    2.5 Effect of Merger. Old ACG shall be the Surviving Corporation of the Merger and shall continue in existence under the laws of the State of Delaware. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of Old ACG and Newco will vest in the Surviving Corporation, and all debts, liabilities and duties of Old ACG and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

3.  CONVERSION OF STOCK

    The manner of converting the shares of (i) Old ACG Stock and (ii) the Newco Stock issued and outstanding immediately prior to the Effective Time into (x) shares of Parent Stock and (y) shares of common stock of the Surviving Corporation, respectively, shall be as follows:

    As of the Effective Time:

         (i) each share of Old ACG Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, automatically shall be deemed to represent the right to receive one share of Parent Stock;

         (ii) all shares of Parent Stock that are held by Surviving Corporation after the Effective Time shall be transferred to Parent for cancellation; and

         (iii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time, shall continue to be one fully paid and non-assessable share of common stock of the Surviving Corporation which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time.

4. DELIVERY OF MERGER CONSIDERATION AND TREATMENT OF OUTSTANDING OPTIONS, ETC.; REVERSE STOCK SPLIT AND SECTION 351 EXCHANGE PLAN

    4.1 Effective Time. At the Effective Time, each Stockholder shall, upon surrender of its certificate and the delivery of a certificate confirming the investment representations and transfer restrictions set forth in Section 13 and its tax status as required by Section 10.6, receive one share of Parent Stock for each share of Old ACG Stock owned of record immediately prior to the Effective Time. All options and warrants relating to Old ACG Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time in accordance with their terms, be assumed by Parent and become exercisable for a like number of shares of Parent Stock.

    4.2 Certificates. Stockholders shall present to Parent at the Closing all certificates representing any and all shares of Old ACG Stock, duly endorsed in blank by Stockholders, or accompanied by stock powers duly endorsed in blank, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled.

    4.3 Reverse Stock Split. Prior to the consummation of the IPO and the Merger, Old ACG will effect an approximately one-for-two reverse stock split ("Reverse Stock Split") the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Parent by the managing underwriters in the IPO and the anticipated IPO Price. Nothing in this Agreement shall prevent Old ACG from effecting such Reverse Stock Split as may be approved by its board of directors and Stockholders holding not less than 80% of the Old ACG Stock then outstanding.

    4.4 Section 351 Exchange Plan. Upon the approval of this Agreement by the holders of not less than 80% of the shares of Old ACG Stock then issued and outstanding, each Stockholder shall be deemed to have approved and adopted the
Section 351 Exchange Plan to the same extent as if such Stockholder has subscribed its signature thereon.

5.  CLOSING

    Prior to the taking of the actions described in clauses (i) and (ii) below (the "Closing"), the parties to this Agreement shall take all actions necessary to prepare to (i) effect the Merger (including the filing with the appropriate state authorities of the Certificate of Merger which shall become effective at the Effective Time) and (ii) effect the conversion of the shares and the delivery of the Parent Stock referred to in Sections 3 and 4; provided, that the actions contemplated by clauses (i) and (ii) above shall not include the actual completion of the Merger or the conversion of the shares and the delivery of the Parent Stock referred to in Sections 3 and 4, each of which actions shall only be taken upon the Closing Date as herein provided. The Closing shall take place on the date the closing of, and substantially contemporaneously with, the sale of shares of Parent Stock in the IPO, or such other date as the parties hereto may designate (the "Closing Date"), at such place in New York City as the parties may mutually agree. On the Closing Date
(x) the Certificate of Merger shall be or shall have been filed with the appropriate state authorities so that it shall be or, as of 10:00 a.m. New York City Time on the Closing Date, become effective and the Merger shall thereby be effected and (y) all transactions contemplated by this Agreement, including the conversion of the shares and delivery of the Parent Stock which the Stockholders shall be entitled to receive pursuant to the Merger shall occur and be deemed to be completed.

6.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF OLD ACG

    Old ACG represents, warrants, covenants and agrees (i) that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and, subject to Section 8.4, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 6 shall be materially complied with or performed at and as of the Closing Date and (iii) that none of the representations and warranties of Old ACG set forth in this Agreement shall survive the Closing Date. For purposes of this Section 6, the term "Old ACG" shall mean and refer to Old ACG and all of its Subsidiaries, if any.

    6.1 Due Organization. Old ACG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise), of Old ACG taken as a whole (as used herein with respect to Old ACG, or with respect to any other Person, a "Material Adverse Effect"). Schedule 6.1 sets forth the jurisdiction in which Old ACG is incorporated and contains a list of all such jurisdictions in which Old ACG is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Old ACG are all attached hereto as Schedule 6.1. The stock records of Old ACG, as heretofore made available to Parent, are correct and complete in all material respects. To the knowledge of Old ACG, there are no minutes in the possession of Old ACG which have not been made available to Parent, and all of such minutes are correct and complete in all material respects.

    6.2 Authorization. Old ACG has all requisite corporate power and authority to conduct its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Old ACG of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the board of directors of Old ACG. This Agreement has been duly executed and delivered by Old ACG, and when this Agreement and the Merger have been approved by Stockholders in accordance with the DGCL and Old ACG's Charter Documents, will be a valid and binding obligation of Old ACG, enforceable against Old ACG in accordance with its terms.

    6.3 Capital Stock of Old ACG. The authorized capital stock of Old ACG is as set forth in Schedule 2.4(i). All of the issued and outstanding shares of the capital stock of Old ACG (i) have been duly authorized and validly issued and
(ii) are fully paid and nonassessable. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

    6.4 Transactions in Capital Stock. Except as set forth on Schedule 6.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old ACG to issue or sell any of its authorized but unissued capital stock; (ii) Old ACG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (iii) neither the voting stock structure of Old ACG nor the relative ownership of shares among any of its respective stockholders has been altered or changed in contemplation of the Merger. Schedule 6.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of Company Stock.

    6.5 Financial Statements. Attached hereto as Schedule 6.5 are copies of the following financial statements of Old ACG, which reflect the results of its operations from inception in June

1996 (the "Old ACG Financial Statements"): Old ACG's audited Balance Sheet as of December 31, 1996 and its unaudited Balance Sheet as of June 30, 1997 ("Balance Sheet Date"), and audited Statements of Operations, Stockholder's Equity and Cash Flows and related notes thereto for the period from June 10, 1996 through December 31, 1996 and unaudited Statements of Operations, Stockholder's Equity and Cash Flows for the six months ended June 30, 1997. The audited Old ACG Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as noted thereon or on Schedule 6.5). The unaudited Old ACG Financial Statements were prepared in accordance with the books and records of Old ACG in accordance with accounting principles consistently applied. Old ACG's Balance Sheets present fairly the financial position of Old ACG as of the dates indicated thereon, and Old ACG's Statements of Operations, Stockholder's Equity and Cash Flows included in the Old ACG Financial Statements present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Old ACG's Financial Statements at and for the period ended December 31, 1996 have been examined by KPMG Peat Marwick LLP, independent public accountants.

    6.6 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 6.6, Old ACG is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Old ACG which would have a Material Adverse Effect; and except to the extent set forth on Schedule 6.6, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of Old ACG, threatened, against or affecting Old ACG, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Old ACG and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Old ACG. Old ACG has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 6.6 and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    6.7 Tax Matters.

         (i) Old ACG has filed all Tax Returns that it was required to file. All such Tax Returns filed by Old ACG were correct and complete in all material respects. All Taxes owed by Old ACG (whether or not shown on any Tax Return) have been paid. Old ACG is not currently the beneficiary of any extension of time within which to file any Tax Return. Since Old ACG's formation in June 1996 , no claim with respect to Old ACG has been made by an authority in a jurisdiction where Old ACG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no lien affecting any of Old ACG's assets that arose in connection with any failure or alleged failure to pay any Tax.

         (ii) Old ACG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

         (iii) Old ACG does not expect any authority to assess any material amount of additional Taxes against it for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Old ACG either claimed or raised by any authority in writing or as to which Old ACG has knowledge based upon direct inquiry by any agent of such authority.

    6.8 No Violations. Old ACG is not in violation of its Charter Documents. Neither Old ACG nor, to the knowledge of Old ACG, any other party thereto, is in material default under any lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 6.8, (i) the rights and benefits of Old ACG under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Material Documents or Old ACG's Charter Documents. Except as set forth on Schedule 6.8 none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect in all material respects, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit.

    6.9 Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 6.9, or as otherwise contemplated by Section 4.3, there has not been:

         (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Old ACG as a whole;

         (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Old ACG;

         (iii) any change in the authorized capital of Old ACG or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; or

         (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Old ACG.

    6.10 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Parent and its representatives in writing pursuant hereto, present fairly the business and operations of Old ACG for the time periods with respect to which such information was requested. Old ACG's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which Old ACG is a party, or to which its properties are subject, or by any other fact or circumstance regarding Old ACG (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Old ACG) that is not disclosed pursuant hereto or thereto.

    6.11 Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they relate to Old ACG but not otherwise, are time, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

7.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT AND NEWCO

    Parent and Newco, jointly and severally, represent warrant, covenant and agree (i) that, except as disclosed in the Draft Registration Statement, all of the following representations and warranties in this Section 7 are true at the date of this Agreement and, subject to Section 8.4, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 7 shall be complied with or performed at and as of the Closing Date, and (iii) that none of the representations and warranties of Parent and Newco set forth in this Agreement shall survive the Closing Date.

    7.1 Due Organization. Parent and Newco are each corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and By-laws, each as amended, of Parent and Newco (the "Parent Charter Documents") are all attached hereto as Schedule 7.1.

    7.2 Authorization. Parent and Newco each has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Newco and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Newco. This Agreement has been duly executed and delivered by Parent and Newco and is a valid and binding obligation of Parent and Newco, enforceable against each of them in accordance with its terms. By execution of this Agreement, Parent has approved this Agreement and the Merger in its capacity as the sole stockholder of Newco.

    7.3 Capital stock. The authorized capital stock of Parent and Newco is as set forth in Schedule 2.4(ii) and Section 2.4(iii), respectively. All of the issued and outstanding shares of the capital stock of Parent and Newco (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were offered, issued, sold and delivered by Parent and Newco in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Parent or Newco.

    7.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 2.4(ii), (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Parent or Newco to issue any of its authorized but unissued capital stock and (ii) neither Parent nor Newco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 2.4(ii) also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Parent.

    7.5 Subsidiaries. Newco has no Subsidiaries. Parent has no Subsidiaries except for Newco and each of the other companies identified on Schedule 7.5. Except as set forth in the preceding sentence, neither Parent nor Newco presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in Person nor is Parent or Newco, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

    7.6 Liabilities and Obligations. Except as set forth on Schedule 7.6 or in the Draft Registration Statement, Parent and Newco have no material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

    7.7 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 7.7 or in the Draft Registration Statement, neither Parent nor Newco is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Material Adverse Effect; and except to the extent set forth in Schedule 7.8, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of Parent or Newco, threatened, against or affecting Parent or Newco, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Parent and Newco have conducted and are conducting their respective businesses in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

    7.8 No Violations. Neither Parent nor Newco is in violation of any of Parent's Charter Documents. None of Parent, Newco, or, to the knowledge of Parent and Newco, any other party thereto, is in material default under any lease, instrument, agreement, license, or permit to which Parent or Newco is a party, or by which Parent or Newco, or any of their respective properties, are bound (collectively, the "Parent Documents"); and (i) the rights and benefits of Parent and Newco under the Parent Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a material default under, any of the terms or provisions of the Parent Documents or the Parent's Charter Documents. Except as set forth on Schedule 7.8, none of the Parent Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

    7.9 Parent Securities. The shares of Parent Stock deliverable to the Stockholders in the Merger pursuant to this Agreement or issuable upon the exercise or conversion of the warrants and options referred to in the last sentence of Section 4.1 will have been duly authorized prior to the Closing, and upon consummation of the Merger in accordance with this Agreement or the issuance of shares of Parent Stock upon the exercise of such warrants or options in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

    7.10 Business; Real Property; Material Agreement Parent was formed in September 1997. Neither Parent nor Newco has conducted any material business since the date of its inception, except in connection with this Agreement and similar agreements with other companies involved in the telephone business and associated activities and consummating the transactions referred to in the

Draft Registration Statement. Except as disclosed on Schedule 7.11, neither Parent nor Newco owns or has at any time owned any real property or any material personal property or is a party to any other material agreement.

8.  OTHER COVENANTS PRIOR TO CLOSING

    8.1 Access and Cooperation; Due Diligence.

         (i) Between the date of this Agreement and the Closing Date, Old ACG will afford to the officers and authorized representatives of Parent, the Founding Companies, and Parent's prospective underwriters (collectively, the "Parent Group") access to all of Old ACG's sites, properties, books and records and will furnish Parent with such additional financial and operating data and other information as to the business and properties of Old ACG as Parent may from time to time reasonably request. Old ACG will cooperate with Parent Group, its representatives, auditors and counsel in the preparation of and any documents or other material that may be required in connection with any documents or materials required by this Agreement. Parent and Newco will, and will cause the other members of the Parent Group, to treat all information obtained in connection with the negotiation and performance of this Agreement as confidential.

         (ii) Between the date of this Agreement and the Closing, Parent will afford, or will cause to be afforded, to the officers and authorized representatives of Old ACG access to all of Parent Group's sites, properties, books and records and will furnish Old ACG with such additional financial and operating data and other information as to the business and properties of Parent Group as Old ACG may from time to time reasonably request. Parent and Newco will cooperate with Old ACG's representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Old ACG will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

    8.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by Parent, between the date of this Agreement and the Closing Date, Old ACG will:

         (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (ii) maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

         (iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

         (iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage;

         (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

         (vi) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

         (vii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

    8.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, Old ACG will not, except or otherwise expressly contemplated by
Section 4.3, without prior written consent of Parent:

         (i) make any change in its Charter Documents or By-laws;

         (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 6.4; or

         (iii) declare or pay any dividend, or make any distribution in respect of Old ACG Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Old ACG Stock.

    8.4 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Old ACG or Parent that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Parent or Old ACG, as the case may be, consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 9.1 and 10.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 8.4. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of
Section 12.1(v). Neither the entry by Parent into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies involved in or assets associated with the telephone business and related activities nor the performance by Parent of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

    8.5 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by and Old ACG shall be deemed a condition precedent in addition to the conditions precedent set forth in
Section 10 of this Agreement, and such compliance by Parent and Newco shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 9 of this Agreement, (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made, and (iv) Parent shall be responsible for all filing fees under the Hart-Scott Act.

    8.6 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF OLD ACG

    The obligations of Old ACG with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

    9.1 Representations and Warranties Performance of Obligations. All representations and warranties of Parent and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent and Newco on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of Parent and of Newco shall have been delivered to Old ACG.

    9.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Old ACG and its counsel.

    9.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of Old ACG as a result of which the management of Old ACG deems it inadvisable to proceed with the transactions hereunder.

    9.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

    9.5 No Material Adverse Change. No event or circumstance shall have occurred with respect to Parent or Newco that would constitute a Material Adverse Effect.

    9.6 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the Merger.

10. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO

    The obligations of Parent and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

    10.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of Old ACG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Old ACG on or before the Closing Date shall have been duly performed or complied with in all material respects; and Old ACG shall have delivered to Parent a certificate dated the Closing Date and signed by the President or any Vice President of Old ACG.

    10.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

    10.3 No Material Adverse Effect. No event or circumstance shall have occurred with respect to Old ACG which would constitute a Material Adverse Effect, and Old ACG shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Old ACG to conduct its business.

    10.4 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to Parent and its counsel.

    10.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

    10.6 FIRPTA Certificate Each Stockholder shall have delivered to Parent a certificate as to its status under Section 1.1445-2(b) of the Treasury regulations.

    10.7 Closing of IPO. The sale by Parent of shares of Parent Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the Merger.

11. ADDITIONAL COVENANTS OF PARENT AFTER CLOSING

    11.1 Rule 144 Filing. Parent, from and after the IPO, shall use commercially reasonable efforts to assure that Rule 144 under the Securities Act will be available for sales of shares by Stockholders at the earliest time such sales are legally permissible.

12. TERMINATION OF AGREEMENT

    12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

         (i) by mutual consent of the boards of directors of Parent and Old
    ACG;

         (ii) by Old ACG (acting through its board of directors), on the one hand, or by Parent (acting through its board of directors), on the other hand, if prior to October 16, 1997, a registration statement on Form S-1 relating to the IPO has not been filed by Parent with the SEC pursuant to the 1933 Act;

         (iii) by Company (acting through its board of directors), on the one hand, or by Parent (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by January 31, 1998 unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

         (iv) by Stockholders or Company, on the one hand, or by Parent, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

         (v) by Company and Stockholders, on the one hand, or by Parent, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to Section 8.4 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect.

    12.2 Liabilities in Event of Termination. Except as provided in Section 8.4, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

13. INVESTMENT REPRESENTATIONS

The Parent Stock to be delivered to Stockholders pursuant to this Agreement (collectively, "Restricted Securities") not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities will be deemed to have been acquired by Stockholders solely for their own respective accounts, for investment purposes only, and with no present intention of distributing of such securities in connection with a distribution.

    13.1 Compliance With Law. By accepting certificates representing Parent Stock after the Effective Time, Stockholders will be deemed to have covenanted and agreed that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend.

    THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THE SECURITIES SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") OR (B) THE HOLDER OF THESE SECURITIES PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

14. REGISTRATION RIGHTS

    14.1 PiggyBack Registration Rights. Whenever Parent proposes to register any Parent Stock for its own or the account of others under the 1933 Act for a public offering other than (i) any registration of shares to be used as consideration for acquisitions of additional businesses by Parent and (ii) registrations relating to employee benefit plans, Parent shall give each Stockholder then owning Registrable Securities that has not been registered under the 1933 Act prompt written notice of its intent to do so. Upon the written request of any such Stockholder given within 15 days after receipt of such notice, Parent shall cause to be included in such registration all Registrable Securities which any Stockholder requests; provided, however, if Parent is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 14.1 that the number of shares to be sold by Persons other than Parent is greater than the number of such shares which can be offered without adversely affecting the offering, Parent may reduce pro rata the number of shares offered for the accounts of such Persons (based upon the number of shares held by such Person) to a number deemed satisfactory by such managing underwriter.

    14.2 Demand Registration Rights. At any time after the first anniversary of the Closing Date, Stockholders or their permitted transferees, including the holders of Class A Interests and Class B Interests in Consolidation Partners Founding Fund, L.L.C. that receive shares of Parent Stock upon the distribution thereof following the consummation of the IPO,("Founding Stockholders"), holding a majority of the Registrable Securities then outstanding, which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Parent file a registration statement under the 1933 Act covering the registration of such shares of Registrable Securities issued to and held by the Founding Stockholders or their permitted transferees (a "Demand Registration"). Within ten days of the receipt of such request, Parent shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a registration statement covering all such shares. Parent shall be obligated to effect only one Demand Registration for all Founding Stockholders; provided, however, that Parent shall not be deemed to have satisfied its obligation under this Section 14.2 unless and until a Demand Registration covering all shares of Registrable Securities requested to be registered has been filed and become effective under the 1933 Act and has remained current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

    Notwithstanding the foregoing paragraph, following such a demand a majority of the disinterested directors of Parent (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30 day period.

    If at the time of any request for a Demand Registration Parent has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of Registrable Securities shall be initiated under this Section 14.2 until 90 days after the effective date of such registration statement unless Parent is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Parent shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 14.1.

    14.3 Registration Procedures. All expenses incurred in connection with the registrations under this Section 14 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Parent. In connection with registrations under Sections 14.1 and 14.2 Parent will, as expeditiously as practicable:

         (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective; provided that Parent may discontinue any registration of its securities that is being effected pursuant to Section 14.2 at any time prior to the effective date of the registration statement relating thereto.

         (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Stockholders holding a majority of the Registrable Securities covered thereby not exceeding 90 days and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus relating to the sale of Registrable Securities, or any amendments or supplements thereto, Parent will furnish to counsel to each holder of Registrable Securities covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Parent will give reasonable consideration in good faith to any comments of such counsel.

         (iii) Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

         (iv) Use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller, in such jurisdictions, except that Parent shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 14.3(iv), it is not then so qualified, or (y) to subject itself to taxation in any such jurisdiction, or (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

         (v) Use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

         (vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 14.3(ii), if Parent becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Parent), an earnings statement of Parent which will satisfy the provisions of Section 11 (a) of the 1933 Act.

         (viii) Use its best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange as they may reasonably designate.

         (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Parent in customary form and covering such matters of the type customarily covered by such letters.

         (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the Stockholders holding a majority of the shares of Registrable Securities covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Registrable Securities.

         (xi) Make available for inspection by the seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

         (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Parent in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

    14.4 Other Registration Matters.

         (i) Each Stockholder holding shares of Registrable Securities covered by a Registration Statement referred to in this Section 14 will, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 14.3(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 14.3(vi).

         (ii) If a registration pursuant to Section 14.1 or 14.2 involves an underwritten offering, each Stockholder (including his permitted assigns) agrees, if his shares of Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration. Similarly, each of the Stockholders agrees not to effect any sale or distribution, including any sale pursuant to the registration rights provided in Section 14.1, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities, without the consent of the managing underwriter of the IPO during a period commencing on the effective date of the Draft Registration Statement and ending 365 calendar days (or such lesser number as such managing underwriter shall designate) after such effective date.

    14.5 Indemnification.

         (i) In the event of any registration of any securities of Parent under the 1933 Act pursuant to Section 14.1 or 14.2, Parent will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) and, if such seller is a portfolio or investment fund, its investment advisors or agents, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

              (x) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

              (y) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Parent; and

              (z) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

    Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

         (ii) Parent may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section
    14.1 or 14.2, that Parent shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 14.5(i)) Parent with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Parent and such sellers pursuant to this Section 14.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this
    Section 14.5, Parent shall be liable for the full amount of such claim, and each such seller's liability under this Section 14.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

         (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 14.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 14.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Registrable Securities included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 14.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 14.5(iii), then such indemnifying party shall, subject to the provisions of this Section 14.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

         (iv) Parent and each seller of Registrable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

    14.6 Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 14.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Parent, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Parent and each Person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 14.5(ii) were available. Parent and each such seller agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this Section 14.6, each Person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Parent who signed the registration statement, and each Person, if any, who controls Parent or a seller of Registrable Securities within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Parent or a seller of Registrable Securities, as the case may be.

    14.7 Availability of Rule 144. Parent shall not be obligated to register shares of Registrable Securities held by any Stockholder at any time when the resale provisions of Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act are available to such Stockholder.

15. GENERAL

    15.1 Cooperation. Old ACG, Parent and Newco shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement. Old ACG will cooperate and use its reasonable efforts to have the present officers, directors and employees of Old ACG cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

    15.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Parent, Newco and Old ACG.

    15.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Old ACG, Newco and Parent and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Old ACG, Newco and Parent, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that Old ACG shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

    15.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    15.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

    15.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, Parent will pay the fees, expenses and disbursements of Parent, Old ACG and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Company under this Agreement. Each Stockholder will be required to pay all sales, use, transfer, real property transfer, gains, stock transfer and other similar taxes ("Transfer Taxes") imposed in connection with the Merger, any fees and expenses of Stockholders' legal counsel and all other costs and expenses incurred by Stockholders in their performance and compliance with all conditions to be performed by them under this Agreement. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder will be required to pay any Taxes due upon receipt of the consideration payable pursuant to Section 3.

    15.7 Notices. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by
(i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party. If to Parent, Newco or Old ACG, addressed to each of them at:

         Advanced Communications Group, Inc.
         3355 West Alabama
         Suite 580
         Houston, Texas 77098
         Attn: Rod K. Cutsinger
         Telecopy No.: 713-599-0222

    with a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana, Suite 2900
         Houston, Texas 77002-2781
         Attn:  Edgar J. Marston III
         Telecopy No.: 713-221-1212

or to such other address or counsel as any party hereto shall specify pursuant to this Section 20.7 from time to time.

    15.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

    15.9 Time. Time is of the essence with respect to this Agreement.

    15.10 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    15.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

    15.12 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

    15.13 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

    15.14 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Parent, Newco and Old ACG. Any amendment or waiver effected in accordance with this Section 14.14 be binding upon each of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       ADVANCED COMMUNICATIONS GROUP, INC.



                                       By:
                                          -------------------------------------
                                       Name:  Rod K. Cutsinger
                                       Title: Chairman and Chief Executive
                                              Officer

                                       ADVANCED COMMUNICATIONS GROUP
                                       ACQUISITION, INC.



                                       By:
                                          -------------------------------------
                                       Name:  Rod K. Cutsinger
                                       Title: President



                                       ADVANCED COMMUNICATIONS CORP.



                                       By:
                                          -------------------------------------
                                       Name:  Rod K. Cutsinger
                                       Title: Chairman and Chief Executive
                                              Officer

                                    ANNEX I

                          DRAFT REGISTRATION STATEMENT



                             (separately provided)

                                    ANNEX II

                      ADVANCED COMMUNICATIONS GROUP, INC.

                           SECTION 351 EXCHANGE PLAN


         The Board of Directors of Advanced Communications Group, Inc., a Delaware corporation organized in September 1997 ("Company"), has adopted this
Section 351 Exchange Plan effective as of October 3, 1997 ("Exchange Plan") in order to comply with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code"), and for purposes of defining the rights of various persons who may make future transfers of voting capital stock and other consideration, including cash and other assets (the items transferred being collectively referred to herein as the "Assets") to the Company, all as more particularly set forth below:

         WHEREAS, the Company intends to acquire outstanding shares of capital stock of certain corporations and other assets and acquire the outstanding capital stock of ACG, Inc., a Delaware corporation, in a reverse triangular merger, all as part of an integrated transaction as more particularly described in the Company's Registration Statement in Form S-1 (draft of October 2, 1997) ("Draft Registration Statement") relating to its initial underwritten public offering ("IPO"), the foregoing acquisitions being hereinafter collectively referred to as the "Acquisitions"; and

         WHEREAS, the various transactions comprising the Acquisitions will occur substantially concurrently upon the consummation of the IPO;

         NOW THEREFORE, in order to obtain the Assets, the Company may elect to exchange, as a part of a single plan, shares of its voting capital stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as shall be transferred to the Company by one or more of the following individuals and entities: (i) the existing shareholders of the predecessor to the Company in a reverse triangular merger; (ii) certain holders of capital stock of other corporations or other assets that shall be acquired by the Company pursuant to the Acquisitions; (iii) certain other persons or entities who may assist the Company in the Acquisitions or in the manufacture and or marketing of its products, (iv) purchasers of the Company's capital stock in the IPO; and (v) certain other financial investors; and

         FURTHERMORE, it is the expectation of the Company (without making any representation with respect thereto) that the parties contributing such Assets to the Company as part of the Acquisitions and the IPO will possess immediately after the completion of the Acquisitions, at least 80% of the total combined voting power of all classes of capital stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of the Company; and

         FURTHERMORE, it is also the intention of the Company (without making any representation with respect thereto) that the foregoing transfers of Assets to the Company shall qualify as tax free within the provisions of
Section 351 of the Code; provided, however, that the Company does not assume any liability or responsibility to any holder of capital stock of the Company or any other person or entity in the event Section 351 of the Code does not apply to such transfers of Assets; and

         FURTHERMORE, it is the expectation of the Company that the parties to the Acquisitions and the IPO will contribute Assets to the Company in the approximate amounts contemplated by the Draft Registration Statement in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of the Company, in the approximate amounts contemplated by the Draft Registration Statement.

         The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of the Company, deliverable in the Acquisitions may be subject to adjustment in accordance with the various acquisition agreements between the Company and the contributing parties. This Exchange Plan shall not obligate any party to any Acquisition to consummate such Acquisition other than upon the terms of the definitive acquisition agreement executed by such party with respect to such Acquisition.

         By the execution of the acquisition agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties thereto evidences such party's agreement with and adoption of this Exchange Plan.

                                   ANNEX III

                             CERTIFICATE OF MERGER

                                       OF

                ADVANCED COMMUNICATIONS GROUP ACQUISITION, INC.
                            (A DELAWARE CORPORATION)

                                      INTO

                                   ACG, INC.
                            (A DELAWARE CORPORATION)

                      ------------------------------------

               Pursuant to Sections 103 and 251(c) of the General
                    Corporation Law of the State of Delaware

                      ------------------------------------


         Advanced Communications Group Acquisition, Inc., a Delaware corporation ("Acquisition Corp."), desires to merge with and into ACG, Inc., a Delaware corporation ("Old ACG"), pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the "Merger"). Old ACG hereby certifies as follows:

         FIRST: The names and states of incorporation of the constituent corporations which plan to merge hereby (the "Constituent Corporations") are as follows:

              Name                                    State of Incorporation
              ----                                    ----------------------

         Acquisition, Inc.                                   Delaware
         ACG, Inc.                                           Delaware

         SECOND: An Agreement of Merger, dated as of October 1, 1997, by and among Advanced Communications Group, Inc., a Delaware corporation ("ACG"), Advanced Communications Group Acquisition, Inc. and Old ACG (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Subsection 251(c) of the General Corporation Law of the State of Delaware.

         THIRD: It is intended that the Merger Agreement and the other contemporaneous agreements relating to the acquisition of the Founding Companies (as defined in the Merger Agreement) (collectively, the "Other Agreements") by ACG operate as an integrated plan pursuant to which the stockholders of Old ACG and the stockholders named in the Other Agreements (collectively, the "Stockholders") will transfer the stock of Old ACG and the Other Founding Companies (as defined in the Merger Agreement) to ACG, and the Stockholders, and the public will acquire stock of ACG in a tax-free transfer of property pursuant to Section 351 of the Internal Revenue Code of 1986, as amended.

         FOURTH: The surviving corporation shall be Old ACG (the "Surviving Corporation").

         FIFTH: The Certificate of Incorporation of the Surviving Corporation shall be substantively identical, mutatis mutandis, to the Certificate of Incorporation of Acquisition Corp. that was in effect immediately prior to the filing of this Certificate of Merger.

         SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 3355 West Alabama, Suite 580, Houston, Texas 77098.

         SEVENTH: A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

         EIGHT: This Certificate of Merger shall not become effective until , 1997.

         IN WITNESS WHEREOF, ACG, Inc. has caused this Certificate of Merger to be signed by its ______________________ as of this ______ day of
_____________________, 1997.

                                       ACG, Inc.
                                       (a Delaware corporation)

                                       By:
                                          ------------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------

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